WARRANT FOR PURCHASE OF SHARES OF COMMON STOCK
                                       OF
                             FBR CAPITAL CORPORATION


                   THIS WARRANT IS SUBJECT TO THE RESTRICTIONS
                     ON TRANSFER SET FORTH ON PAGE 2 HEREOF


FOR VALUE RECEIVED, Intergalactic Growth Fund, Inc. (the "Holder"), is entitled to purchase from FBR Capital Corporation, a Nevada Corporation (the "Company"), at any time on or before October 15, 1999, Two Thousand Five Hundred (2,500) fully paid and nonassessable shares of the Company's common stock, $.005 par value (such class of stock being hereinafter referred to as the "Common Stock" and such Common Stock as may be acquired upon exercise hereof being hereinafter referred to as (the "Warrant Stock") at an exercise price equal to $2.00 per share (the "Warrant Exercise price").

This Warrant has been issued to the Holder by the Company pursuant to that certain letter agreement dated September 22, 1996 between the Company and the Holder.

This Warrant is subject to the following provisions, terms and conditions:

1) The rights represented by this Warrant may be exercised by the Holder, only in the full amount of the Warrant, by written notice of exercise delivered to the Company and accompanied by the surrender of this Warrant at the principal office of the Company and upon payment by the Holder to the Company, by cash, certified check or bank draft, of the Warrant Exercise Price for such shares. The Warrant Stock so purchased shall be deemed issued as of the close of business on the date on which this Warranty shall have been surrendered and payment of the Warrant Exercise Price has been made to the Company. Certificates for the shares of Warrant Stock so purchased shall be delivered to the Holder within thirty (30) days after the rights represented by this Warrant shall have been exercised.

2) The Company covenants and agrees that all shares of Warrant Stock that may be issued upon the exercise of this Warrant will, upon issuance, be duly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that until expiration of this Warrant, the Company will at all times have authorized and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

3) The provisions in this Warrant relating to the Warrant Exercise Price and the number of shares of Warrant Stock to be issued upon exercise of this Warrant shall be subject to adjustment from time to time as hereinafter provided:

     (a) In case the Company shall at any time subdivide its outstanding Common Stock into a greater number of shares or declare a dividend on its Common Stock payable in Common Stock, the Warrant Exercise Price in effect immediately prior to such subdivision shall be proportionally reduced and the number of shares of Common Stock purchasable pursuant to this Warrant shall be proportionally increased and, conversely, in case the Company's outstanding Common Stock shall be combined into a smaller number of shares, the Warrant Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock purchasable upon the exercise of the Warrant shall be proportionately reduced.

     (b) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets ("Substituted Property") with respect to or in exchange for such Common

Stock, then, the Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant, and in lieu of the Common Stock of the Company immediately therefore purchasable and receivable upon the exercise of the rights represented hereby, such Substituted Property as would have been issued or delivered to the Holder if it had exercised this Warrant and had received upon exercise of this Warrant the Common Stock prior to such reorganization, reclassification, consolidation, merger, or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed to the Holder at the last address of the Holder appearing on the books of the Company, the obligation to deliver to the Holder such Substituted Property as, in accordance with the foregoing provisions, the Holder may be entitled to purchase.

4) This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

5) The Holder, by acceptance hereof, represents and warrants that (a) it is acquiring this Warrant for its own account for investment purposes only and not with a view to its resale or distribution, and (b) it has no present intention to resell or otherwise dispose of all or any part of this Warrant. Other than pursuant to registration under Federal and applicable state securities laws or an exemption from such registration, neither this Warrant nor any share of Warrant Stock may be sold, pledged, assigned or otherwise disposed of (whether voluntarily or involuntarily) by the holder unless the Company receives from the transferee such representations and agreements as the Company shall determine, in its sole discretion, are necessary and appropriate to permit such transfer to be made pursuant to exemptions from registration under Federal and applicable state securities laws. Each certificate representing this Warrant and any shares of Warrant Stock shall bear appropriate legends setting forth those restrictions on transferability. The Holder, by acceptance hereof, agrees to give written notice to the Company at least thirty-five (35) days before any proposed transfer of this warrant or any shares of Warrant Stock describing briefly the manner of any proposed transfer. Within thirty (30) days after receiving such written notice, the Company shall notify the Holder whether such transfer may be effected and of the conditions to any such transfer.

6) This Warrant shall be transferable only on the books of the Company by the Holder in person, or by duly authorized attorney, on surrender of this Warrant, properly assigned.

7) Neither this Warrant nor any terms hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf by its duly authorized officer on the ___day of October, 1996.

                                                    FBR CAPITAL CORPORATION

                                                    By__________________________
                                                           Its President

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT'), OR UNDER APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THE SECURITIES WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.